EXHIBIT 99.1

La-Z-Boy Incorporated Reports Strong Third Quarter Results Led By Double-Digit Retail Sales Growth; Drives Significant Progress On Strategic Initiatives

Fiscal 2026 Third Quarter Highlights:
•Delivered sales of $542 million
–Up 4% versus prior year
•Retail segment written sales increased 11% and delivered sales increased 11%
–Opened four new company-owned stores in the quarter and 16 in the last 12 months
•Wholesale segment delivered sales increased 1%
–Completed western U.S. phase of distribution and home delivery transformation project
•GAAP operating margin of 5.5% and adjusted(1) operating margin of 6.1%
•GAAP diluted EPS of $0.52 and adjusted(1) diluted EPS of $0.61
•Generated $89 million in operating cash flow for the quarter, a 57% increase versus last year's comparable period

Further Progress On Strategic Initiatives:
•Successfully integrated 15-store acquisition in southeast U.S. region
•Formally announced planned closure of U.K. manufacturing facility; production set to cease by fiscal year end
•Completed sale of Kincaid upholstery business subsequent to third quarter close
•Signed letter of intent for sale of wholesale casegoods businesses (American Drew and Kincaid)

MONROE, Mich., February 17, 2026 -- La-Z-Boy Incorporated (NYSE: LZB), a global leader in the retail and manufacture of residential furniture, today reported third quarter results for the period ended January 24, 2026. For the quarter, sales totaled $542 million, up 4% against the prior year comparable period, reflecting growth in Retail and Wholesale segments, partially offset by a decline in Joybird sales. Operating margin was 5.5% for the quarter on a GAAP basis and 6.1% on an adjusted(1) basis. Diluted earnings per share totaled $0.52 on a GAAP basis and $0.61 on an adjusted(1) basis.

Third quarter total written sales for the Retail segment (company-owned La-Z-Boy stores) increased 11% versus a year ago and written same-store sales (which exclude the impact of both newly opened stores and newly acquired stores) were down 4%. During the quarter, same-store sales trends were strongest in January with the exception of adverse weather, which slowed traffic late in the month.

Melinda D. Whittington, Board Chair, President and Chief Executive Officer of La-Z-Boy Incorporated, said, “Our strong third quarter results are proof that we continue to strengthen our enterprise and increase the agility of our business. Amid the ongoing challenging consumer environment, we continue to create our own momentum, led by Retail expansion through both acquired and new stores, driving double-digit sales growth in our written and delivered business in the quarter. Over the last twelve months, we have added 29 net company-owned stores, reflecting 16 new, 17 acquired, and four closed. And our current proportion of company-owned stores is now at an all-time high of ~60% of total network. Growing our

La-Z-Boy brand reach by expanding our direct-to-consumer business remains a key pillar of our Century Vision strategy.

Furthermore, the momentum in our Wholesale segment remains solid, delivering our seventh consecutive quarter of growth in our core North America La-Z-Boy wholesale business. In addition, we are making meaningful progress on the strategic initiatives announced last quarter to focus on our core business of branded, customized upholstered furniture. Our vertically integrated model with ~90% of upholstered products produced in the U.S. is a key competitive advantage. This has served as the foundation throughout our 99-year history and continues to be a strength as we navigate the challenging macroeconomic environment.”

Whittington added, “As a testament to our enduring impact and cultural relevance, La-Z-Boy Incorporated has been recognized by TIME magazine as one of America’s Most Iconic Companies for 2026. This award reflects the lasting connection generations of families have built with our beloved brand. Looking ahead, we will continue to honor our heritage of comfort and quality while evolving to succeed in any environment, guided by our mission of transforming rooms, homes, and communities.”

Fourth Quarter Outlook:
Taylor Luebke, SVP and Chief Financial Officer of La-Z-Boy Incorporated, said, “During the quarter, we made meaningful advancements in our Century Vision strategic initiatives and executed well operationally, with delivered sales and adjusted(1) operating margin both towards the high end of our guidance range even in a challenging environment. We expect fourth quarter sales to be in the range of $560-580 million and adjusted operating margin(2) to be in the range of 7.5-9.0%, reflecting a continued cautious view on the macroeconomic backdrop as well as the short-term impact of recent adverse weather events.”

Key Results:

(Unaudited, amounts in thousands, except per share data and percentages)	Quarter Ended
	1/24/2026	1/25/2025	Change
Sales	$541,588	$521,777	4%

GAAP operating income	29,811	35,168	(15)%
Adjusted operating income	33,281	35,422	(6)%

GAAP operating margin	5.5%	6.7%	(120) bps
Adjusted operating margin	6.1%	6.8%	(70) bps

GAAP net income attributable to La-Z-Boy Incorporated	21,650	28,429	(24)%
Adjusted net income attributable to La-Z-Boy Incorporated	25,104	28,619	(12)%

Diluted weighted average common shares	41,485	42,103

GAAP diluted earnings per share	$0.52	$0.68	(24)%
Adjusted diluted earnings per share	$0.61	$0.68	(10)%

Liquidity Measures:

	Nine Months Ended			Nine Months Ended
(Unaudited, amounts in thousands)	1/24/2026	1/25/2025	(Unaudited, amounts in thousands)	1/24/2026	1/25/2025
Free Cash Flow			Cash Returns to Shareholders
Operating cash flow	$175,690	$125,269	Share repurchases	$27,051	$64,387
Capital expenditures	(56,737)	(51,538)	Dividends	28,082	25,871
Free cash flow	$118,953	$73,731	Cash returns to shareholders	$55,133	$90,258

(Unaudited, amounts in thousands)	1/24/2026	1/25/2025
Cash and cash equivalents	$306,117	$314,589

Fiscal 2026 Third Quarter Results versus Fiscal 2025 Third Quarter:
•Consolidated sales in the third quarter of Fiscal 2026 increased 4% to $542 million versus last year, as growth in our Retail and Wholesale business was partially offset by lower delivered volume in our Joybird business
•Consolidated GAAP operating margin was 5.5% versus 6.7%
–Consolidated adjusted(1) operating margin was 6.1% versus 6.8% last year, with the change driven by investments in our distribution and home delivery transformation project
•GAAP diluted EPS was $0.52 versus $0.68 in the prior year period, and adjusted(1) diluted EPS of $0.61 versus $0.68 last year in the comparable period

Retail Segment:
•Sales:
–Written sales for the Retail segment (company-owned La-Z-Boy stores) increased 11% compared to the year ago period driven by acquired and new stores
▪Written same-store sales (which exclude the impact of new and acquired stores) decreased 4%, as lower traffic was partially offset by higher conversion rates, average ticket, and design sales. During the quarter, same-store sales trends were strongest in January with the exception of dramatic weather events late in the month
–Delivered sales increased 11% to $252 million, primarily due to growth from acquired and new stores
•Operating Margin:
–GAAP operating margin was 10.5% versus 10.7%
▪Adjusted(1) operating margin was 10.7% versus 10.7%, as accretion from acquisitions was offset by investment in new stores and fixed cost deleverage from lower delivered same-store sales

Wholesale Segment:
•Sales:
–Sales increased 1% to $367 million versus last year, driven by modest growth across the majority of our businesses, including our core North America La-Z-Boy wholesale business
•Operating Margin:
–GAAP operating margin was 5.2% versus 6.5%
▪Adjusted(1) operating margin was 6.0% versus 6.5%, driven primarily by expenses related to investments in our distribution and home delivery transformation project and unfavorable foreign exchange rates

Corporate & Other:
•Joybird written sales decreased 13%, as this consumer segment continues to be particularly volatile against the current macroeconomic backdrop
•Joybird delivered sales decreased 3% to $36 million on lower delivered volume
•Corporate & Other operating loss increased versus the prior year, primarily due to expense deleverage on lower Joybird delivered sales

Balance Sheet and Cash Flow, Fiscal 2026 Third Quarter:
•Ended the quarter with $306 million in cash(3) and no external debt
•Generated $89 million in cash from operating activities, increasing 57% versus the third quarter of last fiscal year. Year to date, cash flow from operations was $176 million, up 40% from last year's comparable period
•Invested $18 million in capital expenditures, primarily related to La-Z-Boy stores (new stores and remodels), manufacturing-related investments, and spending related to our distribution and home delivery transformation
•Returned approximately $24 million to shareholders, including $10 million in dividends, and resumed more normalized share repurchases of $14 million

Dividend:
On February 17, 2026, the Board of Directors declared a quarterly cash dividend of $0.242 per share on the common stock of the company. The dividend will be paid on March 13, 2026, to shareholders of record on March 3, 2026.

Conference Call:
La-Z-Boy will hold a conference call with the investment community on Wednesday, February 18, 2026, at 8:30 a.m. ET. The toll-free dial-in number is (877) 545-0523; international callers may use (973) 528-0011. Enter Participant Access Code: 662097.

The call will be webcast live, with corresponding slides, and archived on the internet. It will be available at https://lazboy.gcs-web.com/. A telephone replay will be available for a week following the call. This replay will be accessible to callers from the U.S. and Canada at (877) 481-4010 and to international callers at (919) 882-2331. Enter Replay Passcode: 53583. The webcast replay will be available for one year.

Investor Relations Contact:
Mark Becks, CFA, (734) 457-9538
mark.becks@la-z-boy.com

Media Contact:
Cara Klaer, (734) 598-0652
cara.klaer@la-z-boy.com

About La-Z-Boy:
La-Z-Boy Incorporated (NYSE: LZB) is a leading vertically integrated retailer and manufacturer of high-quality, custom furniture that transforms the home. Founded on American heritage, the iconic La-Z-Boy brand has been synonymous with comfort, quality, and craftsmanship for nearly 100 years. As an end-to-end enterprise, the company manages every aspect of its business—from retail, manufacturing, and design to distribution and after-service care.

La-Z-Boy Incorporated brings timeless and modern furniture to life through a retail network of over 370 La-Z-Boy stores, including 226 company-owned locations, and its digital platform at La-Z-Boy.com. Within the Wholesale segment, the company manufactures comfortable, high quality, custom furniture, with approximately 90% of its products produced in North America. Its Joybird® brand is an omnichannel retailer and manufacturer of modern, custom upholstered furniture, operating 15 U.S. stores. With a global team of about 11,000 employees, La-Z-Boy Incorporated was named to TIME’s 2026 list of America’s Most Iconic Companies and Newsweek’s 2025 list of America’s Best Retailers, ranking No. 1 in the furniture category. The company continues to shape the way people live by delivering the transformational power of comfort.

Notes:
(1)Adjusted amounts for the third quarter of Fiscal 2026 exclude:
•supply chain optimization charges, including severance costs related to the closure of the U.K. manufacturing operations totaling $3.4 million pre-tax, or $0.09 per diluted share
•business realignment gain related to the sale of the Casegoods headquarters building and related fixed assets, partially offset by inventory impairment charges on the upholstery portion of the Casegoods business totaling $0.8 million pre-tax, or $0.01 per diluted share
•purchase accounting charges related to acquisitions completed in the current and prior periods totaling $0.8 million pre-tax, or $0.01 per diluted share, all included in operating income
•distribution transformation charges related to the distribution and home delivery project totaling $0.1 million pre-tax, or less than $0.01 per diluted share

Adjusted amounts for the third quarter of Fiscal 2025 exclude:
•purchase accounting charges related to acquisitions completed in prior periods totaling $0.3 million pre-tax, or less than $0.01 per diluted share, all included in operating income

Please refer to the accompanying “Reconciliation of GAAP to Adjusted Financial Measures” and “Reconciliation of GAAP to Adjusted Financial Measures: Segment Information” for detailed information on calculating the adjusted financial measures used in this press release and a reconciliation to the most directly comparable GAAP measure.

(2)This reference to adjusted operating margin for a future period is an adjusted financial measure. We have not provided a reconciliation of adjusted operating margin for future periods in this press release because such reconciliation cannot be provided without unreasonable efforts.

(3)Cash includes cash and cash equivalents.

Cautionary Note Regarding Forward-Looking Statements:
This news release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Generally, forward-looking statements include information concerning expectations, projections or trends relating to our results of operations, financial results, financial condition, strategic initiatives and plans, acquisitions, divestitures, expenses, dividends, share repurchases, liquidity, use of cash and cash requirements, borrowing capacity, investments, future economic performance, and our business and industry.

The forward-looking statements in this press release are based on certain assumptions and currently available information and are subject to various risks and uncertainties, many of which are unforeseeable and beyond our control. Additional risks and uncertainties that we do not presently know about or that we currently consider to be immaterial may also affect our business operations and financial results. Our actual future results and trends may differ materially depending on a variety of factors, including, but not limited to, the risks and uncertainties discussed in our Fiscal 2025 Annual Report on Form 10-K and other factors identified in our reports filed with the Securities and Exchange Commission (the “SEC”), available on the SEC’s website at www.sec.gov. Given these risks and uncertainties, you should not rely on forward-looking statements as a prediction of actual results. We are including this cautionary note to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or for any other reason.

Adjusted Financial Measures:
In addition to the financial measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), this press release also includes adjusted financial measures. Management uses these adjusted financial measures when assessing our ongoing performance. This press release contains references to adjusted operating income (on a consolidated basis and by segment), adjusted operating margin (on a consolidated basis and by segment), and adjusted net income attributable to La-Z-Boy Incorporated per diluted share, adjusted diluted earnings per share (and components thereof, including adjusted income before income taxes and adjusted net income attributable to La-Z-Boy Incorporated), each of which may exclude, as applicable, distribution and home delivery transformation charges, business realignment charges or gains, supply chain optimization charges or gains, and purchase accounting charges. The distribution and home delivery transformation charges in Fiscal 2026 include accelerated lease expense, severance costs, and costs associated with exiting former distribution centers. The business realignment charges in Fiscal 2026 include a gain on sale of Casegoods headquarters building and related fixed assets and the impairment of casegoods inventory held for sale. The supply chain optimization charges in Fiscal 2026 include severance costs related to the closure of our U.K. manufacturing operations. The purchase accounting charges include the amortization of intangible assets and incremental expense upon the sale of inventory acquired at fair value. These adjusted financial measures are not meant to be considered superior to or a substitute for La-Z-Boy Incorporated’s results of operations prepared in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Reconciliations of such adjusted financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables.

Management believes that presenting certain adjusted financial measures will help investors understand the long-term profitability trends of our business and compare our profitability to prior and future periods and to our peers. Management excludes purchase accounting charges because the amount and timing of such charges are significantly impacted by the timing, size, number and nature of the acquisitions consummated and the success with which we operate the businesses acquired. While the company has a history of acquisition activity, it does not acquire businesses on a predictable cycle, and the impact of purchase accounting charges is unique to each acquisition and can vary significantly from acquisition to acquisition. Similarly, distribution and home delivery transformation charges, business realignment charges, and supply chain optimization charges are dependent on the timing, size, number and nature of the operations being opened or closed, consolidated or centralized, and the charges may not be incurred on a predictable cycle. Management believes that exclusion of these items facilitates more consistent comparisons of the company’s operating results over time. Where applicable, the accompanying “Reconciliation of GAAP to Adjusted Financial Measures” tables present the excluded items net of tax calculated using the effective tax rate from operations for the period in which the adjustment is presented.

# # #

LA-Z-BOY INCORPORATED
CONSOLIDATED STATEMENT OF INCOME

	Quarter Ended		Nine Months Ended
(Unaudited, amounts in thousands, except per share data)	1/24/2026	1/25/2025	1/24/2026	1/25/2025
Sales	$541,588	$521,777	$1,556,297	$1,538,336
Cost of sales	308,077	290,412	882,451	862,980
Gross profit	233,511	231,365	673,846	675,356
Selling, general and administrative expense	203,700	196,197	585,869	569,046
Operating income	29,811	35,168	87,977	106,310
Interest expense	(159)	(102)	(389)	(411)
Interest income	2,698	3,465	9,355	11,619
Other income (expense), net	(599)	97	(1,238)	(2,400)
Income before income taxes	31,751	38,628	95,705	115,118
Income tax expense	9,951	9,683	26,618	29,516
Net income	21,800	28,945	69,087	85,602
Net (income) loss attributable to noncontrolling interests	(150)	(516)	(375)	(977)
Net income attributable to La-Z-Boy Incorporated	$21,650	$28,429	$68,712	$84,625

Basic weighted average common shares	41,084	41,437	41,113	41,733
Basic net income attributable to La-Z-Boy Incorporated per share	$0.53	$0.69	$1.67	$2.03

Diluted weighted average common shares	41,485	42,103	41,524	42,380
Diluted net income attributable to La-Z-Boy Incorporated per share	$0.52	$0.68	$1.65	$2.00

LA-Z-BOY INCORPORATED
CONSOLIDATED BALANCE SHEET

(Unaudited, amounts in thousands, except par value)	1/24/2026	4/26/2025
Current assets
Cash and equivalents	$306,117	$328,449
Receivables, net of allowance of $4,875 at 1/24/2026 and $5,042 at 4/26/2025	123,800	139,533
Inventories, net	235,051	255,285
Assets held for sale	35,904	—
Other current assets	107,823	82,421
Total current assets	808,695	805,688
Property, plant and equipment, net	340,421	339,212
Goodwill	263,259	205,590
Other intangible assets, net	77,776	51,161
Deferred income taxes – long-term	7,535	7,349
Right of use lease asset	525,107	452,848
Other long-term assets, net	64,170	60,314
Total assets	$2,086,963	$1,922,162

Current liabilities
Accounts payable	$117,943	$95,984
Lease liabilities, short-term	88,546	80,592
Accrued expenses and other current liabilities	281,014	244,215
Total current liabilities	487,503	420,791
Lease liability, long-term	479,920	410,265
Other long-term liabilities	64,386	59,130
Shareholders' Equity
Preferred shares – 5,000 authorized; none issued	—	—
Common shares, $1.00 par value – 150,000 authorized; 40,924 outstanding at 1/24/2026 and 41,164 outstanding at 4/26/2025	40,924	41,164
Capital in excess of par value	396,810	385,601
Retained earnings	606,864	597,432
Accumulated other comprehensive loss	(2,076)	(3,574)
Total La-Z-Boy Incorporated shareholders' equity	1,042,522	1,020,623
Noncontrolling interests	12,632	11,353
Total equity	1,055,154	1,031,976
Total liabilities and equity	$2,086,963	$1,922,162

LA-Z-BOY INCORPORATED
CONSOLIDATED STATEMENT OF CASH FLOWS

	Nine Months Ended
(Unaudited, amounts in thousands)	1/24/2026	1/25/2025
Cash flows from operating activities
Net income	$69,087	$85,602
Adjustments to reconcile net income to cash provided by operating activities
(Gain)/loss on disposal and impairment of assets	384	73
(Gain)/loss on sale of investments	(282)	(199)
Provision for doubtful accounts	111	518
Depreciation and amortization	35,624	35,020
Amortization of right-of-use lease assets	62,332	61,521
Equity-based compensation expense	11,745	13,428
Change in deferred taxes	3,143	2,134
Change in receivables	11,470	10,465
Change in inventories	7,939	(21,726)
Change in other assets	(5,280)	(10,217)
Change in payables	25,702	11,897
Change in lease liabilities	(61,826)	(62,607)
Change in other liabilities	15,541	(640)
Net cash provided by operating activities	175,690	125,269

Cash flows from investing activities
Proceeds from disposals of assets	4,822	188
Capital expenditures	(56,737)	(51,538)
Purchases of investments	(822)	(6,783)
Proceeds from sales of investments	1,421	11,715
Acquisitions	(86,423)	(24,772)
Net cash used for investing activities	(137,739)	(71,190)

Cash flows from financing activities
Payments on finance lease liabilities	(702)	(442)
Payments for debt issuance costs	(784)	—
Stock issued for stock and employee benefit plans, net of shares withheld for taxes	(4,370)	10,906
Repurchases of common stock	(27,051)	(64,387)
Dividends paid to shareholders	(28,082)	(25,871)
Dividends paid to minority interest joint venture partners (1)	—	(1,414)
Net cash used for financing activities	(60,989)	(81,208)

Effect of exchange rate changes on cash and equivalents	706	620
Change in cash and cash equivalents	(22,332)	(26,509)
Cash and cash equivalents at beginning of period	328,449	341,098
Cash and cash equivalents at end of period	$306,117	$314,589

Supplemental disclosure of non-cash investing activities
Capital expenditures included in payables	$3,297	$4,010
(1)Includes dividends paid to joint venture minority partners resulting from the repatriation of dividends from our foreign earnings that we no longer consider permanently reinvested.

LA-Z-BOY INCORPORATED
SEGMENT INFORMATION

	Quarter Ended		Year Ended
(Unaudited, amounts in thousands)	1/24/2026	1/25/2025	1/24/2026	1/25/2025
Sales
Wholesale segment:
Sales to external customers	$252,378	$255,028	$771,279	$770,031
Intersegment sales	114,214	107,970	317,709	307,764
Wholesale segment sales	366,592	362,998	1,088,988	1,077,795

Retail segment sales	251,934	227,667	681,127	651,601

Corporate and Other:
Sales to external customers	37,276	39,082	103,891	116,704
Intersegment sales	1,801	1,580	5,110	4,753
Corporate and Other sales	39,077	40,662	109,001	121,457

Eliminations	(116,015)	(109,550)	(322,819)	(312,517)
Consolidated sales	$541,588	$521,777	$1,556,297	$1,538,336

Operating Income (Loss)
Wholesale segment	$19,114	$23,565	$73,345	$72,093
Retail segment	26,522	24,457	63,463	73,003
Corporate and Other	(15,825)	(12,854)	(48,831)	(38,786)
Consolidated operating income	$29,811	$35,168	$87,977	$106,310

LA-Z-BOY INCORPORATED
RECONCILIATION OF GAAP TO ADJUSTED FINANCIAL MEASURES

	Quarter Ended		Nine Months Ended
(Amounts in thousands, except per share data)	1/24/2026	1/25/2025	1/24/2026	1/25/2025
GAAP gross profit	$233,511	$231,365	$673,846	$675,356
Purchase accounting charges (1)	552	—	552	140
Business realignment charges (2)	3,019	—	3,019	—
Distribution transformation (3)	141	—	2,218	—
Supply chain optimization charges (4)	3,420	—	3,420	—
Adjusted gross profit	$240,643	$231,365	$683,055	$675,496

GAAP SG&A	$203,700	$196,197	$585,869	$569,046
Purchase accounting charges (5)	(200)	(254)	(599)	(765)
Business realignment gain (6)	3,862	—	3,862	—
Adjusted SG&A	$207,362	$195,943	$589,132	$568,281

GAAP operating income	$29,811	$35,168	$87,977	$106,310
Purchase accounting charges	752	254	1,151	905
Business realignment charges	(843)	—	(843)	—
Distribution transformation charges	141	—	2,218	—
Supply chain optimization charges	3,420	—	3,420	—
Adjusted operating income	$33,281	$35,422	$93,923	$107,215

GAAP income before income taxes	$31,751	$38,628	$95,705	$115,118
Purchase accounting charges	752	254	1,151	905
Business realignment charges	(843)	—	(843)	—
Distribution transformation charges	141	—	2,218	—
Supply chain optimization charges	3,420	—	3,420	—
Adjusted income before income taxes	$35,221	$38,882	$101,651	$116,023

GAAP net income attributable to La-Z-Boy Incorporated	$21,650	$28,429	$68,712	$84,625
Purchase accounting charges	752	254	1,151	905
Tax effect of purchase accounting	(235)	(64)	(320)	(232)
Business realignment charges	(843)	—	(843)	—
Tax effect of business realignment	264	—	234	—
Distribution transformation charges	141	—	2,218	—
Tax effect of distribution transformation	(45)	—	(617)	—
Supply chain optimization charges	3,420	—	3,420	—
Adjusted net income attributable to La-Z-Boy Incorporated	$25,104	$28,619	$73,955	$85,298

GAAP net income attributable to La-Z-Boy Incorporated per diluted share ("Diluted EPS")	$0.52	$0.68	$1.65	$2.00
Purchase accounting charges, net of tax, per share	0.01	—	0.01	0.01
Business realignment charges, net of tax, per share	(0.01)	—	(0.01)	—
Distribution transformation charges, net of tax, per share	—	—	0.04	—
Supply chain optimization charges, net of tax, per share	0.09	—	0.09	—
Adjusted net income attributable to La-Z-Boy Incorporated per diluted share ("Diluted EPS")	$0.61	$0.68	$1.78	$2.01
(1)Includes incremental expense upon the sale of inventory acquired at fair value.
(2)Impairment charge to adjust inventory held for sale to its fair value on the upholstery portion of our Casegoods business.
(3)Includes accelerated lease expense, severance costs, and costs associated with exiting former distribution centers.
(4)Includes severance costs related to closure of United Kingdom manufacturing operations.
(5)Includes amortization of intangible assets.
(6)Includes gain on sale of Casegoods headquarters building and related fixed assets.

LA-Z-BOY INCORPORATED
RECONCILIATION OF GAAP TO ADJUSTED FINANCIAL MEASURES
SEGMENT INFORMATION

	Quarter Ended				Nine Months Ended
(Amounts in thousands)	1/24/2026	% of sales	1/25/2025	% of sales	1/24/2026	% of sales	1/25/2025	% of sales
GAAP operating income (loss)
Wholesale segment	$19,114	5.2%	$23,565	6.5%	$73,345	6.7%	$72,093	6.7%
Retail segment	26,522	10.5%	24,457	10.7%	63,463	9.3%	73,003	11.2%
Corporate and Other	(15,825)	N/M	(12,854)	N/M	(48,831)	N/M	(38,786)	N/M
Consolidated GAAP operating income	$29,811	5.5%	$35,168	6.7%	$87,977	5.7%	$106,310	6.9%

Adjusted items affecting operating income
Wholesale segment	$2,718		$55		$4,795		$166
Retail segment	552		—		552		140
Corporate and Other	200		199		599		599
Consolidated adjusted items affecting operating income	$3,470		$254		$5,946		$905

Adjusted operating income (loss)
Wholesale segment	$21,832	6.0%	$23,620	6.5%	$78,140	7.2%	$72,259	6.7%
Retail segment	27,074	10.7%	24,457	10.7%	64,015	9.4%	73,143	11.2%
Corporate and Other	(15,625)	N/M	(12,655)	N/M	(48,232)	N/M	(38,187)	N/M
Consolidated adjusted operating income	$33,281	6.1%	$35,422	6.8%	$93,923	6.0%	$107,215	7.0%

N/M - Not Meaningful